EXHIBIT 99.1

Left Behind Games Inc. – CEO Update Information Letter

Dear Fellow Stockholders:

If you attend church regularly, I would ask that you encourage your Pastor and the congregation to take part in our “new” Fundraising Program. Kids, through various school and athletic programs, sell cookies or magazine subscriptions. We have developed a program where Kids can now offer our Christian games for sale and their church will receive 50% of the gross proceeds of all monies raised.  For additional information, click on the Fundraiser tab at www.inspiredmedia.com.

It has been just over 45 days since my last update. In that time, the following events have occurred:

•

Today, we have filed an information statement 14-C which extends the current term of our Board of Directors for another year, confirms Haskell & White LLP as our audit firm and increases the amount of authorized shares. Although we have not yet issued the previous authorized amount of 200 million common shares, we are moving forward with another increase with the anticipation that debtors/shareholders may convert to stock at a time which benefits us all, when our stock price goes up.

•

We received our first orders for the new Charlie Church Mouse DVD titles; based upon the popular Christian television show which airs three times per week on the Day Star Network and TBN channel.

•

Our recent move has reduced our monthly rent and electricity expense from $5,300 per month to $2,200. The company’s current rent obligation is now paid-in-full through the end of the year. The company is now negotiating with its former landlords to reduce previous obligations. We are encouraged that we will receive a favorable outcome.

•

The company is near completion of formalizing its verbal agreement with Meyers & Associates regarding unresolved debts. Again, we believe that resolution will be attained in the short term.

•

We have launched our new Independent Sales Rep program, which is available to anyone interested in earning additional income. For more information, go to the Reps tab on our website at www.inspiredmedia.com

•

We launched our Church fundraising sales program as explained above.

•

Our Munce and Parable marketing initiatives are a work-in-progress scheduled for completion during the 4th quarter of 2008.

•

Our previous plan included the expansion of our distribution network from 1500 to 5000 direct-to-store relationships. However, it has become apparent that the vast majority of these stores continue to experience operating cash issues, and are not paying us timely, monies due. As such, we have changed our focus away from selling directly to the small stores while encouraging them to acquire our games through one of several distributors, who have a track record of  “on-time” payments. This is expected to increase our cash flow position.

•

As a result of a 60 store marketing test, we have found a substantial increase in sales will result from lower retail prices. Therefore, this week we will announce a retail price special, discounting our games to store customers from a range of $19.95-$29.95 to $9.97 to $14.99.

Our primary focus now shifts to building our fundraising network within church organizations. With more than 191,000 churches in our database, we anticipate a more economically viable sales model for this new leg of potential income. Please participate with us by having your church fill-out the Fundraiser form at www.inspiredmedia.com/churches.html

We are still experiencing cash flow problems due to difficulties in recovering payments from our customers, mainly identified as small Christian stores. As explained above, we believe lower price points and more reliance upon our distributors will help to increase sales and cash-flow through revenues with the addition of fundraiser income. Meanwhile, we will seek to help churches raise money during these difficult economic times. Initial response(s) to our newly devised Fundraiser Program has been very encouraging.

We have not yet raised the capital to fund the development of the Nintendo Wii version of our Keys of the Kingdom game. For now, we continue to focus on sales & marketing with the intent to develop new products once we are cash-flow positive.

Very kindly yours,

Sincerely,

Troy A Lyndon /s

Chief Executive Officer

Left Behind Games Inc.

This letter may contain certain “forward-looking statements” that are based on the Company’s current expectations, assumptions, estimates and projections about its business and industry.  various words, including, but not limited to, “may,” “expects,” “plans,” “anticipates,” “intends,” “will or would,” and similar expressions (modified as may be required by the context) are intended to identify “forward-looking statements.”  There can be no assurance that any of such statements will accurately predict future events, and actual results are subject to various risks and uncertainties that could cause the Company’s actual results to differ significantly and materially from those reflected in any forward-looking statements.